As filed with the Securities and Exchange Commission on April 1, 2009
Registration No. 333−91436

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S−8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)
______________________

Nevada	26-0014658
(State of Incorporation)	(I.R.S. Employer Identification No.)

2701 Cambridge Court, Suite 100, Auburn Hills, MI  48326
(Address of principal executive offices)
______________________

2007 STOCK OPTION PLAN AND RESTRICTED STOCK OPTION PLAN
(Full title of the plan)
______________________

Robert G. Crockett
Chief Executive Officer
2701 Cambridge Court, Suite 100, Auburn Hills, MI  48326
248-370-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:

Daniel V. Iannotti, Esq.
2701 Cambridge Court, Suite 100, Auburn Hills, MI  48326
248-370-9900
______________________

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                                                Accelerated filer
Non-accelerated filer                                                                 Smaller reporting company  x
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.001 par value	2,716,119 shares	$.60	$1,629,671.40	$90.94

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), also registered hereunder are an indeterminate number of shares which may become issuable under the Ecology Coatings, Inc. 2007 Stock Option and Restricted Stock Plan, as such may be amended from time to time (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	This amount represents the shares of Common Stock eligible to be issued under the Plan.

(3)
In accordance with Rule 457(h) of the Securities Act, the aggregate offering price for shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c) of the Securities Act, using the average of the high and low prices reported by the New York Stock Exchange on March 31, 2009, which was $.60 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008, filed with the SEC on December 23, 2008;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2008, filed with the SEC on February 11, 2009;

(c)
The Registrant’s Current Reports on Form 8-K, filed with the SEC on March 27, 2009, March 10, 2009, February 27, 2009, February 18, 2009, February 12, 2009, January 30, 2009, January 23, 2009, January 9, 2009, December 24, 2008, November 13, 2008, October 28, 2008, and October 22, 2008; and

(d)	The description of Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-K filed with the SEC on July 30, 2007 contains Registrant’s Form 10 information.

For the purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities registered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to the General Counsel, Ecology Coatings, Inc., 2701 Auburn Hills, MI  48326 or via phone at 248-370-9900.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation limits, to the maximum extent permitted by Nevada law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director.  The Registrant’s bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Nevada law.

Under Nevada corporation law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description

4.1	2007 Stock Option and Restricted Stock Option Plan incorporated by reference to Exhibit 22 to Registrant’s Form 8-K filed with the SEC on July 30, 2007.

4.2	2007 Stock Option Agreement incorporated by reference to Exhibit 23 to Registrant’s Form 8-K filed with the SEC on July 30, 2007.

5.1	Legal Opinion of Daniel V. Iannotti, General Counsel of Registrant

23.1	Consent of UHY LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page)

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on the 1st day of April, 2009.

ECOLOGY COATINGS, INC.

By:	/s/ Robert G. Crockett
Robert G. Crockett

Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Ecology Coatings, Inc., do hereby make, constitute and appoint Robert G. Crockett and Daniel V. Iannotti, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert G. Crockett Robert G. Crockett	Chief Executive Officer (Principal Executive Officer)	April 1, 2009
/s/ David W. Morgan David W. Morgan	Chief Financial Officer (Principal Financial Officer)	April 1, 2009
/s/ Kevin Stolz Kevin Stolz	Chief Accounting Officer (Principal Accounting Officer)	April 1, 2009
/s/ Richard D. Stromback Richard D. Stromback	Chairman of the Board	April 1, 2009
/s/ J.B. Smith J.B. Smith	Director	April 1, 2009
/s/ Rocco DelMonaco Rocco DelMonaco	Director	April 1, 2009
/s/ Joseph Nirta Joseph Nirta	Director	April 1, 2009